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Exhibit 10.1

SHAREHOLDERS AGREEMENT
OF
DISCOVERY COMMUNICATIONS, INC.
BY AND AMONG
DISCOVERY COMMUNICATIONS, INC.
COX DISCOVERY, INC.
NEWCHANNELS TDC INVESTMENTS, INC.
TCI CABLE EDUCATION, INC.
JOHN S. HENDRICKS
AND
FOR PURPOSES OF SECTION 4.02 ONLY,
DISCOVERY PROGRAMMING INVESTMENT, INC.

SCHEDULE

SCHEDULE I	Capital Stock

SHAREHOLDERS AGREEMENT

        This SHAREHOLDERS AGREEMENT made as of November 30, 1991 (the "Agreement") by and among Discovery Communications, Inc., a Delaware corporation (the "Company", which term shall include CEN, as the predecessor in interest of the Company), Cox Discovery, Inc., a Delaware corporation ("Cox"), NewChannels TDC Investments, Inc., a New York corporation ("NewChannels"), TCI Cable Education, Inc., a Colorado corporation ("TCID"), John S. Hendricks ("Hendricks") (Cox, NewChannels, TCID, and Hendricks and their permitted assignees and transferees (other than an assignee or transferee of Shares pursuant to the exercise of a remedy by the Agent or the Banks under a Pledge Agreement which assignee or transferee is not a party hereto) are referred to herein collectively as the "Stockholders" and individually as a "Stockholder") and for purposes of Section 4.02 only, Discovery Programming Investment, Inc. ("United").

R E C I T A L S

        WHEREAS, the Company is organized as a close corporation managed by its Stockholders rather than a board of directors under the General Corporation Law of the State of Delaware;

        WHEREAS, the authorized capital stock of the Company consists of One Hundred Thousand (100,000) shares of common stock, par value of one cent ($0.01) per share (the "Capital Stock").

        WHEREAS, each of the Stockholders owns the number of shares of Capital Stock set forth opposite the name of such Stockholder on Schedule I;

        WHEREAS, the parties have determined that it is in the best interests of the Company and the Stockholders to impose certain restrictions on the disposition and transfer of the Capital Stock, to create certain rights of purchase and sale with respect thereto, and to provide for the continuity and stability of the business and policies of the Company.

        NOW, THEREFORE, based upon the foregoing and the mutual covenants herein contained and other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

        As used herein, capitalized terms shall have the meanings ascribed to them below or elsewhere in this Agreement (terms defined in the singular shall have the same meanings when used in the plural and vice versa):

        "Affiliate" shall mean, with respect to any Stockholder, a Person (other than the Company) that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Stockholder. For purposes of this definition, "control" shall mean (i) the ownership, directly or indirectly, of equity securities or other ownership interest in a Person by another Person which represents more than fifty percent (50%) of the voting power of such Person or (ii) the power to direct or cause the direction of the management and policies of a Person whether by contract or otherwise.

        "Affiliation Agreement" shall mean an agreement pursuant to which the Company licenses a Cable System to carry The Discovery Channel.

        "Agent" shall have the meaning set forth in Section 6.07(a).

        "Agreement" shall mean this Shareholders Agreement and Schedule I attached hereto, as they may be amended or supplemented pursuant to the terms hereof.

        "Annual Business Plan" shall mean for any fiscal year of the Company, a comprehensive statement of the objectives and projections of the Company (including its Subsidiaries) with respect to the operations of its business, including without limitation, objectives and projections concerning capital expenditures, cable television programming developments, license fees, subscriber discounts, revenues, and expenses.

        "Banks" shall have the meaning set forth in Section 6.07(a).

        "Cable System" shall mean a cable television system of any of the MSOs or any Affiliate thereof.

        "Capital Stock" is as defined in the recitals to this Agreement.

        "Capitalized Lease Obligations" of any Person shall mean any obligations to pay rent or other amounts under a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "Cash Flow" shall mean for any Person, for any period, gross operating revenues of such Person and any Entities required to be consolidated with such Person on a financial statement in accordance with GAAP (the "Consolidated Group") for such period derived in the ordinary course of business from continuing operations minus all operating expenses from continuing operations of such Consolidated Group for such period, including, without limitation, technical, programming, selling, advertising, general and administrative expenses and corporate overhead incurred to the extent deducted in calculating operating income by such Consolidated Group during such period and all income taxes paid, but excluding depreciation, amortization, deferred taxes and other non-cash charges and interest expense, all the foregoing otherwise being determined in accordance with GAAP. Interest income, extraordinary items and gains or losses on sales or dispositions of property shall be excluded from the calculation of Cash Flow. In the event of a sale, transfer or other disposition of any asset by any member of the Consolidated Group during any period, Cash Flow shall be adjusted (a) to give effect to such sale, transfer or other disposition by excluding from Cash Flow the actual cash flow derived from such asset as if such sale, transfer or other disposition occurred on the first day of such period, and (b) by adding to Cash Flow all sale, transfer and other disposition-related operating expenses incurred by such member in connection with the sale, transfer or other disposition of such asset. In the event of an acquisition of any asset by any member of the Consolidated Group during any period, Cash Flow shall be adjusted (a) to give effect to such acquisition by including in Cash Flow the actual cash flow derived from such asset as if such acquisition occurred on the first day of such period, and (b) by adding to Cash Flow all acquisition-related operating expenses incurred by such member in connection with the acquisition of such asset.

        "CEN" shall mean Cable Educational Network, Inc., a Maryland corporation and the predecessor in interest of the Company.

        "Company" is as defined in the preamble to this Agreement.

        "Company Convertible Securities" means any securities convertible into or exchangeable for Capital Stock or any other equity securities of the Company, including any options, warrants or other rights to purchase or otherwise acquire any of the foregoing.

        "Convertible Securities" means any securities convertible into or exchangeable for Capital Stock or any other equity securities of the Company or any of its Subsidiaries, including any options, warrants or other rights to purchase or otherwise acquire any of the foregoing.

        "Cox" is as defined in the preamble to this Agreement.

        "Debt Service" shall mean for any period, the sum of (i) all principal due and payable with respect to any item of Indebtedness during such period and (ii) all interest, premium, commitment, and other recurring or nonrecurring charges that are payable and should be accrued in accordance with GAAP with respect to any item of Indebtedness during such period.

        "Default Period" shall mean the period of time which shall commence on the date on which any Shares of an MSO pledged pursuant to a Pledge Agreement (the "Subject Shares") are transferred to any Person, other than any of the MSOs or Hendricks or any of their Affiliates, as a result of the exercise by the Agent on behalf of the Banks of a remedy upon the occurrence and during the continuation of an event of default under such Pledge Agreement, and which shall terminate on the date such Subject Shares are reacquired by any of the MSOs or Hendricks or any of their Affiliates from any of the Banks or the Agent.

        "Entity" shall mean any general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association.

        "Fair Market Value" shall mean as to any property (both tangible and intangible), the price in cash at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arm's-length transaction without time constraints, and without being under any compulsion to buy or sell.

        "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

        "Hendricks" is as defined in the preamble to this Agreement.

        "Immediate Family" shall have the meaning set forth in Section 3.01(b).

        "Indebtedness" shall mean with respect to any Person, any indebtedness or obligations, direct or indirect, secured or unsecured, contingent or otherwise (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) for borrowed money, and any deposits or advances of any kind, and all obligations with respect to which interest charges are customarily paid, and all obligations evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property or payment for any services (other than accounts payable to suppliers incurred in the ordinary course of business and paid in the ordinary course of business), if and to the extent any of the foregoing obligations or indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (but without duplication), (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) any obligations, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any debt or obligation of any other Person, (iv) the face value of any letters of credit and bankers acceptances less amounts drawn thereunder and for which reimbursement has been made, (v) the amount of any obligations of such Person under conditional sales and title retention agreements and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing.

        "Interest Rate Agreement" shall mean for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

        "Merger" shall mean the proposed merger of UAE into and with a wholly-owned Subsidiary of TCI in which the survivor is or shall be a wholly-owned Subsidiary of TCI on substantially the same terms and conditions as set forth in that certain Agreement and Plan of Merger dated June 6, 1991, as amended.

        "MSOs" shall mean Cox, NewChannels, TCID and, except with respect to an MSO's obligations under Section 4.02 hereof, any Person who is a transferee of any of the foregoing Persons in accordance with the terms of this Agreement.

        "NewChannels" is as defined in the preamble to this Agreement.

        "Option Agreement" shall mean the Option Agreement, dated as of August 31, 1989, between CEN and Hendricks, which agreement has been assumed by the Company by operation of law.

        "Parent" shall mean with respect to any Person, any other Person that owns directly or indirectly through one or more Subsidiaries, more than fifty percent (50%) of the voting or beneficial interest in such Person.

        "Permitted Pledge" shall mean (i) with respect to each MSO, the pledge and security interest in its Shares granted by such MSO pursuant to a Pledge Agreement and (ii) any pledge by Hendricks of his Shares permitted under the Option Agreement.

        "Person" shall mean any natural person or any Entity.

        "Pledge Agreement" shall mean, with respect to each of the MSOs, the Shareholder Stock Pledge Agreement entered into by each of such MSOs and The Toronto-Dominion Bank, Crestar Bank, and The Toronto-Dominion Bank Trust Company, dated as of September 20, 1991. "Pledge Agreements" shall mean, collectively, the Pledge Agreements entered into by all of the MSOs.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Shares" shall mean any and all shares of Capital Stock and any and all other equity securities or Company Convertible Securities of the Company which any Stockholder or any Affiliate thereof now holds or has the right to acquire or which any Stockholder or any Affiliate thereof hereafter acquires or has the right to acquire, irrespective of the manner of such acquisition, including, without limitation, any Capital Stock, equity securities or Company Convertible Securities of the Company (whether issued by the Company or otherwise) acquired by reason of any split-up, recapitalization, preemptive rights, stock dividend, combination, conversion or exchange of shares of Capital Stock or other equity securities or Company Convertible Securities of the Company, or acquired by reason of any purchases by, or transfer or issuance to, any such Stockholder or any Affiliate thereof.

        "Stockholder" is as defined in the preamble to this Agreement.

        "Subscriber" shall mean each customer of a Cable System that is carrying The Discovery Channel if such customer receives from such Cable System a level or tier of service which exhibits The Discovery Channel without interruption or deletion (except as consented to by the Company).

        "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, joint venture, association, or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, in which such Person, directly or indirectly, through one or more Subsidiaries, holds more than fifty percent (50%) of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote or (ii) in the case of a partnership, joint venture, association or other business entity, in which such Person, directly or indirectly, through one or more Subsidiaries, has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise.

        "TCI" shall mean Tele-Communications, Inc.

        "TCID" is as defined in the preamble to this Agreement.

        "The Discovery Channel" shall mean the basic programming service consisting primarily of documentary, science and nature programming produced by the Company for carriage on cable television systems.

        "Transfer" shall mean a sale, assignment, transfer, pledge, hypothecation, grant of security interest, or other disposition, whether voluntary or by operation of law, other than a Permitted Pledge or a transfer pursuant to the exercise by the Agent or the Banks of a remedy under a Pledge Agreement.

        "UAE" shall mean United Artists Entertainment Company.

        "United" is as defined in the preamble to this Agreement.

        "Wholly-owned and Managed Subsidiary" shall mean with respect to any Person, an Entity (i) in which such Person owns, directly or indirectly, through one or more wholly-owned subsidiaries, all the issued and outstanding equity securities or other ownership interest and (ii) in which such Person, directly or indirectly, has the power to direct or cause the direction of the management and policies of such Entity by contract or otherwise.

ARTICLE II
MANAGEMENT AND VOTING RIGHTS

        2.01    Management of the Company.    The Company shall be managed by the Stockholders pursuant to the provisions of the General Corporation Law of the State of Delaware, and specifically Section 351 thereof.

        2.02    Voting Rights.    Each Stockholder shall be entitled to one (1) vote (or fraction thereof) for each share of the Capital Stock (or fraction thereof) owned by such Stockholder.

        2.03    Exclusive Agreement.    Except as expressly authorized by this Agreement and as contemplated by the Pledge Agreements, none of the parties hereto shall enter into a voting trust or voting agreement with any other Person, give a proxy to any such Person, or otherwise agree with any such Person to restrict or limit the power to vote its Shares. Subject to Section 10.14, this Section shall not be deemed to preclude any Stockholder or any of such Stockholder's officers or agents from freely discussing at any time affairs of the Company with any other Person and disclosing to such Person the position of such Stockholder with respect to any issue concerning the Company, provided that such Stockholder does not enter into a binding agreement concerning its voting with respect to such affairs or issues.

ARTICLE III
PROVISIONS GOVERNING OPERATIONS OF THE COMPANY

        3.01    Super-Majority Provisions.    Notwithstanding any other provision contained in this Agreement or in the Company's Certificate of Incorporation or By-Laws, none of the following actions may be taken by or on behalf of the Company without the affirmative vote or written consent of the holders of eighty percent (80%) or more of the issued and outstanding shares of the Company entitled to vote thereon:

          (a)   Any fundamental change in the business of the Company and its Subsidiaries from the business of the Company and such Subsidiaries as presently conducted;

          (b)   Any transaction except as provided in Section 3.02(f) entered into subsequent to the date hereof between the Company or any of its Subsidiaries and a Stockholder or an Affiliate thereof, including, without limitation, the amendment of any currently outstanding agreement between the Company or any of its Subsidiaries and a Stockholder or an Affiliate thereof, (and, if such Stockholder is an individual, any individual who is a member of such Stockholder's Immediate Family ("Immediate Family" shall mean the spouse, any sibling by birth or adoption, or any lineal ascendants and descendants of such Stockholder, spouse, or sibling by birth or adoption)), other than an Affiliation Agreement with any of the MSOs or an Affiliate thereof as long as the Affiliation Agreement of each MSO or its Affiliate is substantially identical (except for differences in the effective rates charged to each MSO or its Affiliate provided such differences are based upon the number of Subscribers of such MSO and its Affiliates) to the Affiliation Agreement of each other MSO or its Affiliate;

          (c)   (i) the election or the removal (other than for cause) of the Chairman and Chief Executive Officer of the Company or (ii) the election or the removal (other than for cause) of the chief operating officer of the Company or of any operating division or Subsidiary thereof, provided that if at the time of such election or removal of any such chief operating officer, Hendricks is the Chairman and Chief Executive Officer and a holder of Capital Stock, such election or removal of any such chief operating officer shall not be effective unless Hendricks shall have voted in favor of such election or removal (other than for cause) of any such chief operating officer;

          (d)   Any merger, reorganization, consolidation, or dissolution of the Company or any of its Subsidiaries, or any sale of any assets of the Company or any of its Subsidiaries outside of the ordinary course of business;

          (e)   the incurrence of Indebtedness by or on behalf of the Company or any of its Subsidiaries if (i) such Indebtedness, together with all other Indebtedness of the Company and its Consolidated Group, would exceed four (4) times the Cash Flow of the Company and its Consolidated Group for the last four (4) consecutive calendar quarters (the "Annualized Cash Flow") or (ii) the Debt Service for the next twelve (12) calendar months related to such Indebtedness, together with the Debt Service for the next twelve (12) calendar months for all other Indebtedness of the Company and its Consolidated Group, would exceed sixty-six percent (66%) of the Annualized Cash Flow of the Company and its Consolidated Group;

          (f)    the authorization, issuance (other than the issuance to the Company of any equity securities of any entity if subsequent to such issuance, such entity would be a wholly-owned Subsidiary of the Company or the issuance of new certificates evidencing Shares which have been transferred in accordance with Section 6.01(a) or certificates issued in replacement of certificates which have been lost or stolen as provided by the Company's By-Laws), reclassification or recombination of any equity security of the Company or its Subsidiaries, including, without limitation, its Capital Stock and any Convertible Securities, including, without limitation, the award, grant, or issuance (except as permitted aforesaid) of any such securities to any employee of the Company or any Subsidiary thereof; or the repurchase or reacquisition of any of the foregoing by the Company from any Stockholder, other than a repurchase of Shares from Hendricks pursuant to the Option Agreement;

          (g)   any offering of any security of the Company or any of its Subsidiaries which would constitute a "public offering" within the meaning of the Securities Act;

          (h)   any amendment to the Certificate of Incorporation or the By-Laws of the Company or any of its Subsidiaries;

          (i)    any formulation or substantial change in the service distribution policy and practice of the Company or any of its Subsidiaries other than the imposition of, or increase or change in, any subscriber license fee pursuant to Section 3.02(b);

          (j)    the adoption of each Annual Business Plan; provided, however, that if such eighty percent (80%) vote shall not have been obtained by the earlier of (i) sixty (60) days after the initial presentation of such Annual Business Plan for a vote of the Stockholders or (ii) February 1 of the fiscal year of the Company to which such proposed Annual Business Plan relates, then, the Annual Business Plan for such fiscal year shall be set at the revenue and expense levels for the previous fiscal year, adjusted to take into account (i) the operation of escalation or de-escalation provisions in contracts, agreements and commitments entered into by the Company and its Subsidiaries in accordance with this Agreement and (ii) the anticipated incurrence of costs during such fiscal year for any legal fees or disbursements relating to any civil or criminal lawsuit, governmental inquiry, or administrative or other proceedings approved in any previously approved Annual Business Plan;

          (k)   any material deviation from the Annual Business Plan of the Company for the applicable fiscal year in addition to those described in Section 3.01(n);

          (l)    any action that would or could cause the Company to jeopardize or lose its status as a close corporation as defined in Section 342 of the General Corporation Law of the State of Delaware;

          (m)  the institution by the Company or any of its Subsidiaries of any litigation, including by counter-claim or cross-claim, having an aggregate amount in dispute in excess of Fifty Thousand Dollars ($50,000) or any request for injunctive or other equitable relief; provided, however, that if such litigation is of such a nature that its institution or subsequent determination against the Company or its Subsidiaries could have a materially adverse effect on the Company or any of the Stockholders, a vote of the Stockholders under this Section 3.01 shall be required regardless of the amount in dispute or type of relief requested;

          (n)   the entering into by the Company or any of its Subsidiaries of any contract or transaction or series of related contracts or transactions in excess of $1,000,000 unless (i) approval thereof shall already be given in connection with the adoption of the Annual Business Plan for the applicable fiscal year or (ii) in the case of programming, the cost of such contract or transaction or series of related contracts or transactions is within the budget for programming in the Annual Business Plan for the applicable fiscal year;

          (o)   an amendment to the Option Agreement by and between the Company and Hendricks dated as of August 31, 1989 or any repurchase of Shares thereunder by the Company at the Company's option;

          (p)   the incurrence by the Company or any of its Subsidiaries of any Indebtedness from any of the MSOs; or

          (q)   any modification to or cancellation of the Company's advertising rebate plan with respect to the Discovery Channel.

        Notwithstanding any provision to the contrary in this Section 3.01, upon the commencement of and during the continuance of a Default Period, the provisions of this Section 3.01 shall be deemed to be suspended and of no force and effect, and except for those actions for which a higher percentage vote is required pursuant to the Company's Certificate of Incorporation or By-Laws or by the General Corporation Law of the State of Delaware, all corporate actions, including those actions specified in this Section 3.01, shall be taken by the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of the Company entitled to vote thereon; provided, however, that upon the termination of such Default Period, the provisions of this Section 3.01 shall be immediately and automatically reinstated without the requirement of any action on the part of any Person and shall thereafter be in full force and effect.

        3.02    Majority Provisions.    Except as provided in Section 3.01 and except for those actions of the Company for which a higher percentage vote is required pursuant to the Company's Certificate of Incorporation or By-Laws or as may be required by the General Corporation Law of the State of Delaware, all actions of the Company shall be taken by the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of the Company entitled to vote thereon, including, without limitation, the actions set forth below:

          (a)   except as set forth in Section 3.01, any transaction, contract or understanding with or commitment to a Person outside the ordinary course of business of the Company and its Subsidiaries;

          (b)   the imposition of, or increase or change in, any subscriber license fee; provided, however, that any such imposition, increase, or change shall be in accordance with the provisions of Section 4.02(a)(2) of this Agreement and that the subscriber license fees charged to each MSO and its Affiliates shall be consistent with the rates which could be charged to an MSO and its Affiliates pursuant to an Affiliation Agreement in accordance with Section 3.01(b);

          (c)   the declaration or payment of dividends or other distributions by the Company or any of its Subsidiaries (other than the declaration or payment of dividends or distributions from a wholly-owned Subsidiary of the Company to the Company);

          (d)   (i) the removal for cause of the Chairman and Chief Executive Officer of the Company or (ii) the removal for cause of the chief operating officer of the Company or of any operating division or Subsidiary thereof;

          (e)   except as specified in Sections 3.01 or 3.02(d), the election or removal of any of the officers of the Company or any of its Subsidiaries, other than such officers which the Stockholders, by written consent of holders of eighty percent (80%) of the issued and outstanding shares of the Company entitled to vote, have authorized the Chairman and Chief Executive Officer of the Company to appoint; and

          (f)    any amendment to or extension of the Employment Agreement between Hendricks and the Company (as successor to CEN) dated August 31, 1989 and the entering into any new employment agreement between Hendricks and the Company.

ARTICLE IV
COMMITMENTS OF THE PARTIES TO THE DISCOVERY CHANNEL

        4.01 Ownership of Similar Programming Services. No Stockholder or its Parent or any of such Stockholder's Wholly-owned and Managed Subsidiaries shall start, or acquire a majority of the voting equity interest in, another basic programming service carried by or to be carried by cable systems in the United States consisting primarily of documentary, science and nature programming; provided, however, that nothing herein contained shall require any Stockholder, its Parent or any of its Wholly-owned and Managed Subsidiaries to dispose of an investment in any such service if such Stockholder, its Parent or any of its Wholly-owned and Managed Subsidiaries does not own a majority of the voting equity interest in such service and such service substantially changed its programming subsequent to such Person's investment therein.

        4.02 Carriage of The Discovery Channel.

          (a)   Subject to the conditions set forth in paragraphs (1) through (3) of this Section 4.02(a), (i) each MSO hereby agrees that until October 31, 1998, it will cause its Parent to carry The Discovery Channel on cable television systems of such Parent and such Parent's Affiliates at a Subscriber level at least equal to the Subscriber level as of November 1, 1988 (adjusted in accordance with Section 4.02(c)) and (ii) United hereby agrees that until the earlier to occur of the effectiveness under controlling law of the Merger and October 31, 1998, it will cause UAE to carry The Discovery Channel on cable television systems of UAE and its Affiliates at a Subscriber level at least equal to the Subscriber level as of November 1, 1988 (adjusted in accordance with Section 4.02(c)); provided that:

            (1)   the overall quality of programming exhibited on The Discovery Channel during the remaining portion of such period shall be of a quality at least comparable to that currently exhibited;

            (2)   the dollar differential between (x) the amount of the average license fee per Subscriber per month for an MSO or an Affiliate thereof or United or its Affiliates and (y) the license fee per month payable by The Discovery Channel affiliates not on free subscription contracts may be increased, but shall not be decreased from the current levels; provided, however, that subject to Section 3.01(b), appropriate adjustments to the average license fees per Subscriber for an MSO or its Affiliates or United or its Affiliates may be made on account of an increase or decrease in the number of Subscribers served by any MSO and its Affiliates or United and its Affiliates; and

            (3)   the amount of such dollar differential of each MSO and its Affiliates or United and its Affiliates relative to the dollar differential of each other MSO and its Affiliates or United and its Affiliates shall be continued except subject to Section 3.01(b), for any appropriate adjustment on account of an increase or decrease in the number of Subscribers served by any such MSO and its Affiliates or United and its Affiliates.

          (b)   For purposes of Section 4.02(a)(i), (i) prior to the effectiveness under controlling law of the Merger, neither United nor UAE shall be deemed to be Affiliates of TCID and (ii) concurrent with the effectiveness under controlling law of the Merger, United and UAE shall be deemed Affiliates of TCID for purposes of Section 4.02(a)(i), and the Subscriber obligation of TCID set forth in Section 4.02(a)(i) shall be increased by United's Subscriber commitment set forth in Section 4.02(a)(ii).

          (c)   For purposes of this Section 4.02, the Subscriber commitment of each MSO and United as of November 1, 1988, shall be adjusted as follows:

            (i)    For the period from November 1, 1988 until the date hereof, the Subscriber commitment as of November 1, 1988 of each MSO and United shall be increased on account of the acquisition by any such MSO or United or their respective Affiliates of a cable television system which carried The Discovery Channel (a "Subject System") at the time of acquisition by a number equal to the number of Subscribers to such Subject System as of the date of such acquisition or decreased on account of the sale or transfer by any such MSO or United or their respective Affiliates to a Person which is not an Affiliate of such MSO or United of a Subject System by a number equal to the number of Subscribers to such Subject System as of October 31, 1988 (if such Subject System was owned by such MSO or United or its respective Affiliate as of that date) or the number of Subscribers to such Subject System as of the date of its acquisition (if such Subject System was acquired by such MSO or United or their respective Affiliates after November 1, 1988); provided, however, that notwithstanding the foregoing, the Subscriber commitment of TCID shall be reduced in accordance with the foregoing formula upon the transfer by TCI or an Affiliate thereof of Subject Systems to Liberty Media Corporation pursuant to the Consent dated as of December 31, 1990 by and among Cox Communications, Inc., NewChannels Corp., TCI Development Corporation, United Cable Television Investments, Ltd., CEN, Hendricks, TCI Liberty, Inc. and Liberty Cable, Inc. (the "Consent") and following such transfer the Subscriber commitment with respect to such transferred Subject Systems shall be an obligation of Liberty Media Corporation in accordance with the terms of the Consent. Each of the MSOs and United hereby agree that within ninety-six (96) days after the date hereof it shall supply the Company with a reasonably acceptable calculation of the number of Subscribers for which such MSO or United, as the case may be, is obligated pursuant to this Section 4.02 as of November 30, 1991 (the "1991 Subscriber Number").

            (ii)   For the period from the date hereof until November 1, 1998 or the earlier termination of its obligation under Section 4.02(a), the 1991 Subscriber Number relating to each MSO and United shall be increased in the event of the acquisition by any such MSO or United or their respective Affiliates of a Subject System by a number equal to the number of Subscribers to such Subject System as of the date of the acquisition or decreased in the event of the sale or transfer by any such MSO or United or their respective Affiliates to a Person which is not an Affiliate of such MSO or United of a Subject System by a number equal to the number of Subscribers to such Subject System as of October 31, 1988 (if such Subject System was owned by such MSO or United or its respective Affiliates as of that date) or the number of Subscribers to such Subject System as of the date of its acquisition (if such Subject System was acquired by such MSO or United or its respective Affiliates after November 1, 1988). Each MSO and United shall report to the Company and each other MSO within thirty (30) days after the closing of any acquisition or disposition of a Subject System subsequent to the date hereof the adjustment, if any, required by the application of this Section 4.02(c)(ii) as a result of such acquisition or disposition.

          (d)   For purposes of this Section 4.02, up until such time as an MSO or an Affiliate thereof or United or an Affiliate thereof executes with the Company an Affiliation Agreement, the number of Subscribers attributable to such MSO and its Affiliates or United and its Affiliates shall be calculated in accordance with the terms hereof.

ARTICLE V
ADDITIONAL CAPITAL

        5.01 Capital Contributions. Unless all the Stockholders consent in writing thereto, the Stockholders shall not be required to make additional capital contributions to the Company.

ARTICLE VI
RESTRICTIONS ON TRANSFERS

        6.01 Restrictions on Transfer; Permitted Transfers.

          (a)   There shall be no Transfer by any Stockholder of any Shares in any manner or by any means whatsoever except for the following Transfers which shall be permitted provided that the transferor complies with all of the applicable requirements in this Article VI:

            (i)    any Transfer by a Stockholder of Shares to an Affiliate thereof or in the case of a Stockholder who is a natural person, to a member of his or her Immediate Family or to his or her estate;

            (ii)   any Transfer by Hendricks or his estate of his Shares to the Company on the terms and conditions set forth in the option Agreement; and

            (iii)  any Transfer of Shares pursuant to a Third Party Offer in compliance with the provisions of Section 6.02.

        6.02 Right of First Refusal.

          (a)   Prior to any proposed Transfer of Shares (other than a Transfer described in subparagraph (i) or (ii) of Section 6.01(a) or pursuant to Section 6.07), the Stockholder proposing to transfer such Shares (the "Transferor") shall be required to obtain a bona fide, non-collusive, binding arm's-length written offer, subject only to customary conditions, with respect to the proposed Transfer (a "Third Party Offer") from a third party that is not an Affiliate of such Transferor (the "Third Party") which the Transferor desires to accept. The Third Party Offer must not be subject to unstated conditions or contingencies or be part of a larger transaction such that the price for the Shares proposed to be transferred in the Third Party Offer (the "Offered Shares") does not accurately reflect the Fair Market Value of such Offered Shares, and the Third Party Offer shall contain a description of all of the consideration, material terms and conditions for the proposed Transfer. If the Transferor is still a party to a Pledge Agreement, a Third Party Offer shall also contain a covenant by the Third Party to pledge to the Banks pursuant to an agreement having substantially the same terms as the Transferor's Pledge Agreement the same percentage of the Offered Shares as the Transferor has pledged to the Banks pursuant to its Pledge Agreement. The Transferor shall send a copy of the Third Party Offer which shall include the identity of the Third Party to each of the MSOs (the "Offerees"), together with a written offer to sell the Offered Shares to the Offerees at the Third Party Price. For purposes hereof, the "Third Party Price" means the amount of consideration set forth in the Third Party Offer, which, if all or part of such consideration is in cash, shall be that amount in cash, and as to any consideration in the Third Party Offer which is not in cash, shall be deemed to be an amount equal to the Fair Market Value of such consideration as determined pursuant to Section 6.03.

          (b)   Any proposed Transfer of Offered Shares under Section 6.02(a) by either Cox or NewChannels (other than transfers to Affiliates under Section 6.01(a)(1)) shall be subject to an initial right of first refusal by whichever of Cox and NewChannels is not the Transferor. An Offeree with a right of initial first refusal under this Section 6.02(b) shall be referred to hereunder as the "Initial Offeree" and the offering to such Initial Offeree shall be referred to as the "Initial Offering".

          (c)   The Initial Offeree shall initially have the right to accept the offer to sell and to purchase any portion of the Offered Shares. The Initial Offeree shall have thirty (30) days from the receipt of the written offer from the Transferor, or if later, within ten (10) days after the determination of all non-cash parts of the Third Party Price, to notify the Transferor in writing of such Initial Offeree's election to purchase all or a portion of the Offered Shares. The Transferor shall notify the Initial Offeree and each other Offeree (collectively with the Initial Offeree, the "Secondary Offerees") as to the number of Offered Shares remaining within three (3) days following the Initial Offeree's election (the "Initial Offeree Notice") and through such notice offer to sell such remaining Offered Shares to the Secondary Offerees (a "Secondary Offering"). If the Initial Offeree has not elected to purchase all the Offered Shares within such thirty (30) day period (or ten (10) day period, if applicable), each of the Secondary Offerees shall have fifteen (15) days from the later of the date of the Initial Offeree Notice or the date of the determination of all non-cash parts of the Third Party Price to give written notice to the Transferor of their respective elections to purchase the remaining Offered Shares. In the case of a Secondary Offering, the Transferor shall notify each Secondary Offeree as to the number of Offered Shares remaining within three (3) days following such election (the "Secondary Offeree Notice").

        If there is no Initial Offering, the foregoing Section 6.02(b) and the first paragraph of this Section 6.02(c) shall not apply and the Transferor through such notice shall offer the Offered Shares to all of the Offerees (a "Primary Offering") and each of the Offerees shall have thirty (30) days from the receipt of written notice from the Transferor, or if later within ten (10) days after determination of all non-cash parts of the Third Party Price to give written notice to the Transferor of their respective elections to purchase the Offered Shares. In the case of a Primary Offering, the Transferor shall notify each Offeree as to the number of Offered Shares remaining within three (3) days following such election (the "Offeree Notice").

        If the Offerees in a Primary Offering or the Secondary Offerees in a Secondary Offering have not elected to purchase all the Offered Shares within the applicable election period, each Offeree or Secondary Offeree, as applicable, shall have an additional seven (7) days from receipt of the Offeree Notice or the Secondary Offeree Notice, as applicable, to elect to purchase the remaining Offered Shares. If the offer to sell the Offered Shares in a Primary Offering or a Secondary Offering is oversubscribed at the expiration of any election period, such Offered Shares and the Third Party Price in respect thereof shall be allocated on a pro rata basis among the Offerees or the Secondary Offerees, as applicable, which have elected to purchase Offered Shares so that such electing Offeree or electing Secondary Offeree, as applicable, shall receive a portion of the Offered Shares which bears the same ratio to the Offered Shares as the Shares of each electing Offeree or electing Secondary Offeree, as applicable, bear to the total number of Shares owned collectively by all such electing Offerees or electing Secondary Offerees, as applicable, or as may otherwise be agreed among such electing Offerees or electing Secondary Offerees, as applicable, provided that no Offeree or Secondary Offeree which elects to purchase Offered Shares shall be required to purchase more Offered Shares than the amount set forth in its election. After the expiration of the thirty (30) day period or ten (10) day period, as applicable, during which the Initial Offeree has the initial right to purchase the Offered Shares, such Initial Offeree shall have the same rights under this Section 6.02(c) as any other Offeree.

          (d)   Subject to Section 6.02(e) and the second paragraph of this Section 6.02(d), the closing of the sale to the Offerees pursuant to a Primary Offering, an Initial Offering or a Secondary Offering shall be held at the offices of the Company on the tenth day after the date of the last notice to the Transferor of an Offeree's election to purchase the Offered Shares (the "Scheduled Closing Date"). Contemporaneously with such closing, the Transferor shall deliver a certificate or certificates representing the Offered Shares, properly endorsed for transfer and with all necessary transfer or documentary stamps, if any, affixed and free and clear of all liens, restrictions or encumbrances against receipt from each purchasing Offeree of the Third Party Price or allocable portion thereof in cash or by certified or bank cashier's check or wire or interbank transfer of funds; provided, however, that if the Transferor is still a party to a Pledge Agreement, each purchasing Offeree shall be required to pledge to the Banks a percentage of the Offered Shares purchased by such purchasing Offeree which is equal to the percentage of Offered Shares pledged by the Transferor under its Pledge Agreement at the time of the Transfer hereunder.

        The obligation of a Transferor and a purchasing Offeree to proceed with the closing on the Scheduled Closing Date and the obligation of a Transferor and a Third Party to consummate a Transfer prior to the Expiration Date (as hereinafter defined) shall be conditioned upon and the Scheduled Closing Date or the Expiration Date, as applicable, shall be extended to a date which is ten (10) days following the last to occur of, (i) the expiration (or earlier termination) of any applicable waiting period and, if extended, the extended waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the receipt of all material governmental and regulatory consents, approvals or waivers that may be required in connection with the purchase and sale of the Offered Shares; provided, however, that neither the Transferor nor the purchasing Offerees (unless in material breach of their obligations hereunder) shall be obligated to proceed with the closing of the purchase and sale of the Offered Shares in the event that such conditions have not been satisfied on or before the 90th day following the original Scheduled Closing Date. The Transferor and the purchasing Offerees shall use all reasonable efforts to cooperate with each other or with a third party to promptly make all filings, give all notices and secure all consents, approvals and waivers that may be required in connection with the purchase and sale of the Offered Shares.

          (e)   Notwithstanding the provisions of Section 6.02(a) through (d), elections to purchase made by the Offerees shall not be binding on the Transferor if (x) the Offerees have not elected by the conclusion of the offering period to purchase all of the Offered Shares or (y) the Offerees have not closed on the purchase of all the Offered Shares by the Scheduled Closing Date in accordance with the terms hereof. In such event, no sales pursuant to such elections shall be required to be made by the Transferor and the Transferor shall have the right for a period of ninety (90) days after the expiration of the last election period in Section 6.02(c) or, if later, the last date for the closing of such purchase under Section 6.02(d) (such later date being the "Expiration Date"), as appropriate, to sell all but not less than all of the Offered Shares, but only to the Third Party for a price (including any non-cash consideration in the Third Party Offer) and on terms no more favorable to the Third Party than the Third Party Price and the terms of the Third Party Offer. The Third Party shall prior to any Transfer execute and deliver to the Company the documents required by Section 6.04. If such Offered Shares are not sold prior to the Expiration Date, all rights to sell such Offered Shares pursuant to such Third Party Offer, without making another offer to the Offerees pursuant to this Section 6.02, shall terminate and the provisions of this Article VI shall continue to apply to any proposed Transfer in the future.

        6.03 Appraisal Procedure.

          (a)   The Fair Market Value of any non-cash consideration included in a Third Party Offer shall be determined as follows:

            (i)    Initial Offering. In the event of an Initial Offering, the Fair Market Value of any non-cash consideration shall be determined by mutual agreement between the Transferor and the Initial Offeree or, in the event such Fair Market Value has not been mutually agreed upon by the tenth (10th) day following the date of the Transferor's notice, by appraisal pursuant to paragraph (b) hereof.

            (ii)   Primary or Secondary Offering. In the event of a Primary Offering or a Secondary Offering, the Fair Market Value of any non-cash consideration contained in the Third Party Offer shall be determined by agreement between the Transferor and those Offerees or Secondary Offerees, as the case may be, holding seventy-five percent (75%) or more of the issued and outstanding shares of Capital Stock owned by the Offerees or Secondary Offerees, as the case may be (the "Requisite Holders") or, in the event the Transferor and the Requisite Holders have not agreed upon such Fair Market Value by the tenth (10th) day following the date of the Transferor's notice or Initial Offeree Notice, as the case may be, such Fair Market Value shall be determined by appraisal pursuant to paragraph (b) hereof.

            (iii)  Assumption of Determination of Fair Market Value. In the event there has been an Initial Offering pursuant to which the Initial Offeree has elected to purchase any Offered Shares, then the Secondary Offerees, by written action of the holders of seventy-five percent (75%) or more of the issued and outstanding shares of Capital Stock owned by the Secondary Offerees (but excluding, for this purpose only, the Shares owned by any Initial Offeree), shall be entitled to adopt the determination of Fair Market Value made by agreement with the Transferor or by appraisal, and to purchase any remaining Offered Shares at the Third Party Price determined in connection with any Initial Offering.

          (b)   If the Transferor and the Initial Offeree, the Offerees or the Secondary Offerees, as the case may be, have failed to agree upon the Fair Market Value of any non-cash consideration as provided above, such Fair Market Value shall be determined by appraisal pursuant to this Section 6.03(b). Within ten (10) days after the determination for the need for an appraisal, (i) in a Primary Offering or a Secondary Offering, the Offerees (by a vote of the Offerees holding a majority of the Capital Stock held by all the Offerees), or (ii) in an Initial Offering, the Initial Offeree, as applicable, shall designate one appraiser experienced in such appraisals, and the Transferor shall designate one such appraiser. Within thirty (30) days after their selection, the two appraisers so selected shall each determine the Fair Market Value of such non-cash consideration. In the event such determinations vary by less than ten percent (10%) of the higher determination, such Fair Market Value shall equal the average of the two determinations. If such determinations vary by ten percent (10%) or more of the higher determination, the two appraisers shall promptly designate a third appraiser with similar qualifications. No Stockholder will provide, and the selecting Stockholders will instruct the two appraisers initially selected not to provide, any information to the third appraiser as to the determinations of the two appraisers initially selected, or otherwise influence such third appraiser's determination in any way. The third appraiser shall make a determination of the Fair Market Value within thirty (30) days after its selection. The Fair Market Value shall be equal to the average of the two closest determinations of the three appraisers, or, if the difference between the highest and middle determination is equal to the difference between the middle and lowest determination, then the Fair Market Value will be equal to the middle determination. The Fair Market Value determined pursuant to this Section shall be binding and conclusive on the Transferor and all Offerees. Any appraisal cost incurred under this Section 6.03 shall be borne by the Transferor.

        6.04 Documents Delivered Upon Transfer. Any proposed transferee of Shares pursuant to any Section of this Article VI or any proposed purchaser of Shares pursuant to Article VII that is not a party to this Agreement, other than any proposed transferee or purchaser of Shares pursuant to the exercise of a remedy by the Agent or the Banks under a Pledge Agreement, shall, prior to such Person's acquisition or subscription of Shares, execute and deliver to the Company (i) an opinion of counsel reasonably satisfactory to the Company to the effect that such Transfer would not be in violation of the Securities Act or Delaware law and would not terminate the Company's status as a close corporation under Section 342 of the General Corporation Law of the State of Delaware; (ii) a written agreement to the effect that (x) the Shares so transferred will continue to be subject to all the restrictions and other provisions of this Agreement and (y) the transferee, except as specified in Article IX, shall be bound by and assume all obligations and restrictions under this Agreement as if such transferee were an original party hereunder and as if all references in this Agreement to "Stockholder" referred to such transferee; and (iii) if the Transferor is still a party to a Pledge Agreement, a written agreement having substantially the same terms as the Pledge Agreement of the Transferor pursuant to which the transferee agrees to pledge to the Banks the same percentage of the Shares transferred to such transferee as such Transferor has pledged under its Pledge Agreement.

        6.05 Restrictions on Voting Stock Ownership. Unless Shares have been acquired in compliance with the provisions of Article VI or VII, in no event shall (i) TCID or its Affiliates collectively hold in excess of fifty percent (50%) of the Capital Stock or (ii) either Cox or its Affiliates or NewChannels or its Affiliates hold in excess of twenty-five percent (25%) of the Capital Stock.

        6.06 Legend. Each stock certificate representing Shares now or hereafter issued to a Stockholder shall bear the following legend:

  THE SHARES OF STOCK OF DISCOVERY COMMUNICATIONS, INC. REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS STOCK HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS STOCK UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

  THE VOLUNTARY OR INVOLUNTARY ENCUMBERING, TRANSFER OR OTHER DISPOSITION (INCLUDING WITHOUT LIMITATION, ANY DISPOSITION PURSUANT TO THE LAWS OF BANKRUPTCY, INTESTACY, DESCENT AND DISTRIBUTION OR SUCCESSION) TO THE EXTENT PERMITTED BY LAW, OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IS RESTRICTED UNDER THE TERMS OF A SHAREHOLDERS AGREEMENT (THE "SHAREHOLDERS AGREEMENT") BY AND AMONG DISCOVERY COMMUNICATIONS, INC., JOHN HENDRICKS, COX DISCOVERY, INC., NEWCHANNELS TDC INVESTMENTS, INC., TCI CABLE EDUCATION, INC. AND, FOR LIMITED PURPOSES ONLY, DISCOVERY PROGRAMMING INVESTMENT, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. THE SHAREHOLDERS AGREEMENT ALSO PROVIDES FOR PREEMPTIVE RIGHTS, AS WELL AS OTHER MATTERS. UPON WRITTEN REQUEST OF ANY SHAREHOLDER OF THE CORPORATION, THE CORPORATION SHALL FURNISH, WITHOUT CHARGE TO SUCH SHAREHOLDER, A COPY OF SUCH SHAREHOLDERS AGREEMENT.

  THE CORPORATION IS A CLOSE CORPORATION UNDER THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE AND THUS, ITS STOCK MAY NOT BE HELD OF RECORD BY MORE THAN 30 PERSONS. PURSUANT TO ITS CERTIFICATE OF INCORPORATION, THE BUSINESS AND AFFAIRS OF THE CORPORATION ARE MANAGED BY THE SHAREHOLDERS OF THE CORPORATION RATHER THAN BY A BOARD OF DIRECTORS.

        6.07 Special Provisions relating to Pledge Agreements.

        (a)   Each Stockholder hereby agrees that neither such Stockholder nor its Affiliates will make a Third Party Offer (which for purposes of this Section 6.07 only, shall have the meaning assigned to such term in each Pledge Agreement) to The Toronto-Dominion Bank Trust Company (the "Agent") or The Toronto-Dominion Bank and Crestar Bank (collectively including any assignee thereof, the "Banks") without the prior written consent of all the MSOs.

        (b)   Section 12 of each Pledge Agreement provides that under certain circumstances the Agent must offer the MSOs either the right to match any Third Party Offer to purchase the Stock (as defined in each Pledge Agreement) or to satisfy the Obligations (as defined in each Pledge Agreement). Section 9 of each Pledge Agreement provides that the Agent must give the MSOs ten (10) Business Days (as defined in each Pledge Agreement) written notice (the "Sale Notice") prior to selling, transferring or otherwise disposing of the Stock (including a transfer of the Stock to the Agent or the Banks upon a foreclosure or exercise of another remedy). In the event that the Agent gives to any MSO a Sale Notice pursuant to such Section 9, the MSOs hereby agree as follows:

          (i)    Each MSO receiving a Sale Notice shall immediately notify each other MSO of the first MSO's receipt of such Sale Notice and shall transmit to each other MSO via facsimile a copy of such Sale Notice.

          (ii)   upon receipt of the Sale Notice, each MSO may elect to satisfy all of its pro rata share of the Obligations. Each such MSO (an "Accepting MSO") shall exercise such election by delivering written notice of such election to the other MSOs within two Business Days of the date of the Sale Notice. For purposes of this Section 6.07(b)(ii), each MSO's pro rata share shall be the amount of the Obligations multiplied by a fraction, the numerator of which shall be the aggregate number of shares of Capital Stock held by such Accepting MSO (including shares pledged under such Accepting MSO's Pledge Agreement) and the denominator of which shall be the aggregate number of shares of Capital Stock held by all the MSOs (including shares pledged under all Pledge Agreements), both as of the time immediately prior to the date of the Sale Notice.

          (iii)  In the event an MSO (the "Declining MSO") fails to deliver to the other MSOs a notice pursuant to Section 6.07(b)(ii), the Accepting MSOs may elect to satisfy such Declining MSO's pro rata share of the Obligations (the "Remaining Obligations"), in the following priority:

    (A)
    if Cox is the Declining MSO, NewChannels shall have an initial right to elect to satisfy all the Remaining Obligations;

    (B)
    if NewChannels is the Declining MSO, Cox shall have an initial right to elect to satisfy all the Remaining Obligations; and

    (C)
    in any case other than (A) or (B) each Accepting MSO may elect to satisfy its pro rata share of the Remaining Obligations. For purposes of this Section 6.07(b)(iii)(C) each Accepting MSO's pro rata share of the Remaining Obligations shall be the amount of all the Remaining Obligations multiplied by a fraction, the numerator of which shall be the aggregate number of shares of Capital Stock held by such Accepting MSO (including shares pledged under such Accepting MSO's Pledge Agreement) and the denominator of which shall be the aggregate number of shares of Capital Stock held by all the Accepting MSOs (including shares pledged under all Pledge Agreements). Each such MSO with a right to commit under (A), (B) or (C) above shall exercise such election by delivering written notice of such election to the other MSOs within four Business Days of the date of the Sale Notice.

          (iv)  In the event that subsequent to the fourth Business Day after the Sale Notice, there remains any portion of the Obligations which the MSOs have not committed to satisfy, each Accepting MSO which has committed to satisfy its pro rata share of the Obligations and the Remaining Obligations in accordance with both Section 6.07(b)(ii) and Section 6.07(b)(iii), may elect to commit to satisfy such portion of the Remaining Obligations. Any MSO with a right to commit under this Section 6.07(b)(iv) shall exercise such election by delivering written notice of such election to the other MSOs within six Business Days after the date of the Sale Notice.

          (v)   Provided one or more MSOs have in the aggregate committed prior to the seventh Business Day after the date of the Sale Notice to satisfy the entire amount of the Obligations, each MSO which has committed to satisfy any portion of the Obligations shall on the eighth Business Day after the date of the Sale Notice transmit via wire transfer to the Agent the portion of the Obligations such MSO has committed to satisfy. In the event any MSO which committed to satisfy any portion of the Obligations under this Section 6.07(b) fails to perform such commitment by the close of business on the eighth Business Day after the Sale Notice (a "Defaulting MSO"), the Accepting MSOs other than the Defaulting MSO may elect to perform the Defaulting MSO's commitment by transmitting via wire transfer the unpaid portion of the Obligations on the tenth Business Day after the date of the Sale Notice. If more than one Accepting MSO elects to satisfy the Defaulting MSO's commitment, each such Accepting MSO may elect to satisfy its pro rata share of the Defaulting MSO's commitment. For purposes of this Section 6.07(b)(v) each such electing Accepting MSO's pro rata share of the Defaulting MSO's commitment shall be the amount of the Defaulting MSO's commitment multiplied by a fraction, the numerator of which shall be the aggregate number of shares of Capital Stock held by such electing Accepting MSO (including shares pledged under such Accepting MSO's Pledge Agreement) and the denominator of which shall be the aggregate number of shares of Capital Stock held by all such electing Accepting MSOs (including shares pledged under all Pledge Agreements). In the event that one or more of the MSOs have not in the aggregate committed prior to the ninth Business Day after the date of the Sale Notice to satisfy all the Obligations, none of the MSOs shall have any commitment to satisfy any portion of the Obligations.

          (vi)  In the event the MSOs satisfy the Obligations prior to the Agent or any of the Banks exercising any right under any of the Pledge Agreements to foreclose on, sell, convey or otherwise obtain or transfer title to the Stock and in the further event that any MSO did not pay its pro rata share of the Obligations under Section 6.07(b)(ii) or defaulted under Section 6.07(b)(v), such Declining MSO or Defaulting MSO shall simultaneously with the satisfaction of the Obligations transfer to each other MSO which paid more than its pro rata share of the Obligations determined pursuant to Section 6.07(b)(ii) a number of such Declining or Defaulting MSO's shares of Capital Stock determined with respect to each such other MSO paying more than its pro rata share of the Obligations by multiplying the number of shares of Capital Stock owned by such Declining or Defaulting MSO (including shares of Capital Stock pledged pursuant to such MSO's Pledge Agreement) by a fraction, the numerator of which shall be the amount of the Obligations paid by such MSO in excess of such MSO's pro rata share of the Obligations determined pursuant to Section 6.07(b)(ii) and the denominator of which shall be the aggregate amount of all Obligations paid by the MSOs which are not Declining or Defaulting MSOs in excess of such MSOs' pro rata share of the Obligations determined pursuant to Section 6.07(b)(ii). The shares of Capital Stock transferred by such Declining or Defaulting MSO shall be transferred free and clear of any liens or encumbrances.

          (vii) Purchases of a Declining or Defaulting MSO's Stock shall be deemed made pursuant to Article VI hereof, and, therefore, the MSOs purchasing such Declining or Defaulting MSO's Stock shall not be subject to the restrictions on aggregate voting power contained in Section 6.05 hereof.

        (c)   This Section 6.07 shall terminate upon the termination of the last of the Pledge Agreements.

ARTICLE VII
PREEMPTIVE RIGHTS

        (a)   The Company shall give to each Stockholder written notice of the intention of the Company to issue or sell any equity securities of the Company or any Company Convertible Securities (the "Securities"). Such notice shall set forth the terms of such proposed issuance or sale, including the price at which the Securities will be issued or sold (the "Stated Price"), and shall be given at least thirty (30) days prior to the issuance or sale of such Securities. Each Stockholder may elect to purchase up to that percentage of the Securities to be sold or issued equal to such Stockholder's percentage of the total number of shares of Capital Stock outstanding immediately prior to such issuance or sale. A Stockholder may exercise such election by giving written notice thereof to the Company before the end of the tenth business day after receipt by such Stockholder of the notice from the Company. Such Stockholder's notice shall state the number of Securities to be purchased pursuant to such election. If any Stockholder elects not to purchase all of the Securities to which such Stockholder is entitled hereunder, the Company shall notify the Stockholders of the availability of such excess Securities (the "Excess Securities") within ten (10) days after the expiration of the above election period. Each Stockholder shall have the right to elect to purchase such Excess Securities by giving notice of its election within ten (10) days after the receipt of the notice from the Company. If the Stockholders elect to purchase hereunder an amount of Securities in excess of the number of Excess Securities, such Excess Securities shall be allocated among the electing Stockholders on a pro rata basis based upon the proportion that the number of Shares owned by each electing Stockholder bears to the number of Shares owned collectively by all the electing Stockholders.

        (b)   If a Stockholder exercises its right of election pursuant to clause (a) above, the closing of such purchase and sale shall take place within ten (10) days after the last Stockholder gives notice of its election. At the closing, the Company shall deliver to any electing Stockholder or an Affiliate thereof (provided such Affiliate has complied with the provisions of Section 6.04), if applicable, the certificate or certificates representing the number of Securities set forth in such Stockholder's notice of election against payment by the Stockholder or an Affiliate thereof, if applicable, by cash or certified or bank cashier's check or by wire or interbank transfer of funds of the Stated Price.

        (c)   If the Stockholders do not elect pursuant to clause (a) above to subscribe for all the Securities proposed to be issued or sold by the Company, the Company shall have the right to issue and sell any such Excess Securities, provided that any purchaser thereof becomes a party to this Agreement.

ARTICLE VIII
TERMINATION OF CLOSE CORPORATION STATUS

        8.01 Cure Obligation; Indemnification. If any Stockholder (the "Defaulting Stockholder") causes an event that results in the failure of the Company to qualify as a close corporation under Section 342 of the General Corporation Law of the State of Delaware, each of the Company, the Defaulting Stockholder, and the other Stockholders shall use its best efforts (i) to correct the situation that threatens the Company's status as a close corporation and (ii) to satisfy the requirements of Section 348 of the General Corporation Law of the State of Delaware, or any successor provision thereto, so as to preserve the Company's status as a close corporation. The Defaulting Stockholder shall indemnify the Company and the other Stockholders for all damages, costs and expenses, including reasonable legal fees and expenses, incurred by the Company and the other Stockholders in order to comply with this Article.

        8.02 Loss of Close Corporation Status. If the Company loses voluntarily or involuntarily its close corporation status under the General Corporation Law of the State of Delaware, each Stockholder hereby agrees to cause the amendment of the Certificate of Incorporation of the Company and the By-Laws of the Company and each party to this Agreement hereby agrees to cause the amendment of this Agreement and the execution or amendment of any and all other agreements in order to provide each party hereto with substantially the same rights and obligations with respect to any matter covered by this Agreement as granted to such party in this Agreement.

        8.03 Stockholder Vote on Close Corporation Status. In the event that the holders of eighty percent (80%) of the issued and outstanding shares of the Company entitled to vote thereon determine to take any action referred to in Section 3.01(l) hereof or otherwise determine to terminate the Company's close corporation status under Section 342 of the General Corporation Law of the State of Delaware, then the Stockholder or Stockholders voting in favor of such termination or other action shall not be liable as a "Defaulting Stockholder" under Section 8.01 hereof and this Agreement shall be appropriately amended pursuant to Section 8.02 hereof to reflect the fact that the Company is no longer a "close corporation." Notwithstanding the provisions of Section 10.03 hereof, the amendments to this Agreement pursuant to Section 8.02 or 8.03 necessary to reflect the termination of the Company's "close corporation" status shall be effective upon the affirmative vote of eighty percent (80%) of the outstanding shares of the Company entitled to vote thereon.

ARTICLE IX
ADDITIONAL PARTIES

        No party hereto may assign its obligations, rights or interests herein without the written consent of all the MSOs; provided any MSO may assign its interest under this Agreement to any Affiliate thereof provided such Affiliate assumes all of such MSO's liabilities and obligations hereunder. Any purchaser or transferee from any party hereto of Shares, other than a purchaser or transferee of Shares pursuant to the exercise of a remedy by the Agent or the Banks under a Pledge Agreement which purchaser or transferee is not a party hereto, shall be obligated to assume all obligations and liabilities hereunder (other than the carriage commitments under Section 4.02 which shall remain the obligation of each MSO on the terms and conditions set forth in Section 4.02) and shall be entitled to all the rights hereunder of such party with respect to such purchased Shares.

ARTICLE X
MISCELLANEOUS

        10.01 Further Assurances. From time to time after the date hereof, the parties will, at their expense, and without further consideration, execute and deliver such other documents and instruments and take all such other actions as are reasonably requested to effect this Agreement. Without limiting the generality of the foregoing, the parties agree that the By-Laws and the Certificate of Incorporation of the Company shall contain such provisions as shall be consistent with and permit the effectuation of the provisions of this Agreement and further agree to take all such action as may be required from time to time to adopt or amend the By-Laws or Certificate of Incorporation of the Company accordingly.

        10.02 Parties in Interest. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto other than the covenants, agreements and undertakings set forth in Section 4.02 shall bind and inure to the benefit of their respective successors, assigns and personal representatives, and in the case of Hendricks, to Hendricks' estate. The obligations of each MSO under Section 4.02 shall remain each such MSO's obligation on the terms and conditions set forth in Section 4.02.

        10.03 Amendments. Except with respect to those amendments required pursuant to Section 8.02 or 8.03, this Agreement may only be amended or modified by the unanimous decision of the MSOs, provided that no such amendment which adversely affects Hendricks' rights or Obligations shall be effective without Hendricks' consent. Upon the adoption of any amendment or modification hereto, the MSOs shall notify Hendricks thereof and unless Hendricks shall have objected to any such amendment or modification on the basis that it adversely affects his rights or obligations within ten (10) days after Hendricks' receipt of such notice, such amendment shall become effective.

        10.04 Governing Law. This Agreement, together with the rights and obligations of the parties hereunder, shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without reference to principles of conflict of laws.

        10.05 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not in any way be affected or impaired thereby, and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced against such Person as well as all other Persons to the greatest extent permitted by law. Upon the invalidity or unenforceability of any provision of this Agreement, the MSOs shall enter into good faith negotiations in an effort to reach mutual agreement upon one or more new replacement provisions addressing the subject matter of the provision rendered invalid or unenforceable, provided no such new replacement provision shall adversely affect Hendricks' rights or obligations; and further provided, the failure to conclude such negotiations or to agree upon such new replacement provisions shall not be deemed a breach of this Agreement or otherwise give rise to any further rights or obligations of the parties with regard to any such invalid or unenforceable provision.

        10.06 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to a party when delivered in person to such party (or, in the case of a corporate party, to the President or any Vice President thereof), or when sent prepaid by recognized overnight courier, on the date sent with telephonic or telex confirmation to such party on the date sent, or three (3) business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service and sent to the address set forth below the party's signature hereto (or to such other address as any party shall have last designated by notice to others).

        10.07 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.08 Captions. The captions and headings of this Agreement are for convenience only and are not to be construed as defining or limiting the scope or intent of any of the provisions hereof.

        10.09 Complete Agreement. This document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof. This document supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof. In the event of any inconsistency or conflict between the provisions of this Agreement and any other agreement between the Company and a Stockholder dealing with the subject matter of this Agreement which has not been terminated pursuant to Section 10.13, the provisions of this Agreement shall govern and supersede the inconsistent or conflicting provisions of such other agreement.

        10.10 Remedies. The parties agree and acknowledge that money damages may not be an adequate remedy for breach of any of the provisions of this Agreement, and that each such party shall be entitled, in its sole discretion, to apply to any court of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement, in addition to its remedies at law.

        10.11 Company Action Regarding Shares. The Company shall not transfer on its books or take any action with respect to any Shares disposed of contrary to, or in violation of, this Agreement or that would terminate the Company's status as a close corporation under the General Corporation Law of the State of Delaware, and any transferee thereof shall neither be deemed to be the record or beneficial owner of any such Shares nor to be entitled to any of the rights or privileges thereof. Notwithstanding anything to the contrary in this Section 10.11, the Company shall be required to transfer on its books any transfer of Shares resulting from the exercise by the Agent or the Banks of a remedy under a Pledge Agreement.

        10.12 Effective Date; Termination. This Agreement shall become effective on the date hereof and shall continue in full force and effect until terminated by the unanimous decision of the MSOs. If any Stockholder or other Person subject to this Agreement shall no longer own any Shares, such Stockholder or other Person shall thereupon cease to have any rights or obligations under this Agreement (other than the carriage commitments under Section 4.02 which shall remain the obligation of each MSO and United on the terms and conditions set forth in Section 4.02), except to the extent that it has violated any of the terms or provisions hereof and except as otherwise provided herein.

        10.13 Termination of Other Agreements. This Agreement supersedes and terminates the Amended and Restated Memorandum of Agreement, dated December 31, 1990, as amended, by and among the Company and its stockholders, the Shareholders Agreement, dated June 25, 1986 by and among the Company and certain of its stockholders, the Memorandum of Agreement, dated October 26, 1988, and the Amended and Restated Memorandum of Agreement, dated November 1, 1988.

        10.14 Confidentiality. Except as required by law or government regulation and as reasonably necessary for the solicitation by any Stockholder in good faith of bona fide offers for all or a portion of such Stockholder's Shares pursuant to Section 6.02(a), (i) none of the parties hereto shall announce the existence or terms of this Agreement or any transaction contemplated hereby without the consent of the other parties hereto, and (ii) all public announcements by the parties concerning this Agreement or any transaction contemplated hereby shall be reasonably satisfactory to and previously approved by the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

DISCOVERY COMMUNICATIONS, INC.
By:	/s/ JOHN S. HENDRICKS Name: John S. Hendricks Title: Chairman and Chief Executive Officer
7700 Wisconsin Avenue Bethesda, Maryland 20814-3522 Attention: Mr. John S. Hendricks, Chairman and Chief Executive Officer
JOHN S. HENDRICKS
/s/ JOHN S. HENDRIKS 7700 Wisconsin Avenue Bethesda, Maryland 20814-3522
COX DISCOVERY, INC.
By:	/s/ AJIT DALVI Name: Ajit Dalvi Title: Vice President
1400 Lake Hearn Drive Atlanta, GA 30319 Attention: Ajit Dalvi VicePresident
NEWCHANNELS TDC INVESTMENTS, INC.
By:	/s/ ROBERT MIRON Name: Robert Miron Title: President
5015 Campuswood Drive East Syracuse, NY 13057 Attention: Robert Miron, President
TCI CABLE EDUCATION, INC.
By:	/s/ FRED A. VIERRA Name: Fred A. Vierra Title: Executive Vice President
5619 DTC Parkway Englewood, Colorado 80111 Attention: Fred A. Vierra
Accepted and agreed with respect only to Section 4.02 of this Agreement:
DISCOVERY PROGRAMMING INVESTMENT, INC.
By:	/s/ FRED A. VIERRA Name: Fred A. Vierra Title: Executive Vice President
5619 DTC Parkway Englewood, Colorado 80111 Attention: Fred A. Vierra

SCHEDULE I

Capital Stock

	Number of Issued Shares of Capital Stock	Ownership Percentage
Cox	12,600	24.6484
NewChannels	12,600	24.6484
TCID	25,200	49.2967
Hendricks	719	1.4065
TOTAL	51,119	100.0000

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  Exhibit 10.1